Exhibit (e)(6)

AMENDMENT 5

This amendment (the “Amendment”) between the parties signing below (each, a “Party” and collectively, the “Parties”) amends the Existing Agreement as of December 20, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	ALPS Series Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		ALPS Series Trust

By:	/s/ Stephen Kyllo	By:	/s/ Lucas Foss

Name:	Stephen Kyllo	Name:	Lucas Foss

Title:	SVP & Director	Title:	President

Exhibit (e)(6)

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A is deleted in its entirety and replaced with the following:

APPENDIX A

LIST OF FUNDS

Open-End Mutual Funds

Beacon Accelerated Return Strategy Fund

Beacon Planned Return Strategy Fund

Carret Kansas Tax-Exempt Bond Fund

Clarkston Founders Fund

Clarkston Fund Clarkston Partners Fund

Polen DDJ Opportunistic High Yield Fund

Hillman Value Fund

Seven Canyons Small Cap Growth Fund

Seven Canyons Strategic Global Fund

Seven Canyons World Innovators Fund

Exchange-Traded Funds

Andurand Energy Strategy ETF

2.	The current Appendix B is deleted in its entirety and replaced with the following:

APPENDIX B

SERVICES

A.	With respect to the Open-End Mutual Funds set forth in Appendix A, ALPS provides the following:

●	Act as legal underwriter/distributor

●	Maintain and Supervise FINRA Registrations for Licensed Individuals

○	Client Access through Online Registered Representative Portal

○	Coordinate Continuing Education Requirements

○	Administer and Maintain Required Filings/Licenses with FINRA

●	Prepare, Update, Execute and Maintain Intermediary Agreements

○	Online Access Provided through the SS&C Portal

●	Provide Investment Company Advertising and Sales Literature Review/Approval

○	Online Submission, Review/Approval and Real-Time Status Updates through the SS&C Advertising Review Portal

○	File Required Materials with FINRA

○	Provide Advertising Regulatory and Disclosure Guidance

●	Administer Intermediary Due Diligence Program

○	Provide Ongoing Monitoring of Financial Intermediary Relationships

○	Established Risk Ranking Methodology and Reporting

●	Perform 12b-1 administration and reporting

B.	With respect to the Exchange-Traded Funds (“ETFs”) set forth in Appendix A, ALPS provides the following:

ETF Distributor

●	Act as legal underwriter/distributor

●	Maintain and Supervise FINRA Registrations for Licensed Individuals

○	Coordinate Continuing Education Requirements

Exhibit (e)(6)

○	Administer and Maintain Required Filings/Licenses with FINRA

●	Provide Investment Company Advertising and Sales Literature Review, Approval and Record Maintenance of Online Submission, Review/Approval, and Real-Time Status Updates through SS&C Advertising Review Portal

○	File Required Materials with FINRA

○	Provide Advertising Regulatory and Disclosure Guidance

○	Consult and Support Client’s Distribution Model and Strategy

Distribution ETF Operations and Authorized Participant Agreement Process

●	ALPS acts as the distributor with respect to the issuance, redemption and distribution of creation units

●	Monitor creation and/or redemption orders in accordance with the terms of the prospectus or the statement of additional information then in effect (collectively, the “Offering Documents”), the Authorized Participant Agreement and ALPS’ policies and procedures to ensure orders are received in good form

●	Troubleshoot order processing issues in real-time in coordination with Trust personnel and respective parties, including the Transfer Agent and Authorized Participant

●	Assist in the processing, issuance and acceptance of manual orders for creation and redemption units dependent on the platform and Trust

●	Coordinate with all parties including the Transfer Agent, Custodian, Trust, Sponsor, ETF Administrator and Authorized Participant, in order to establish the unit order taking protocol and guidelines associated with Authorized Participant Agreements, as well as any additions or deletions to the ETFs listed under the Trust and/or changes to the order-window cut-off times

●	Prospectus fulfilment electronically to established Authorized Participants under the Trust

●	Collaborate with capital markets team on any notices regarding changes to fees, order window cut-off time changes, holidays and/or halts in orders acceptance

●	Creation/redemption order activity reporting quarterly as part of the distributor’s scorecard

●	Negotiate and coordinate the execution of Authorized Participant Agreements in conjunction with sponsor’s capital markets personnel to establish necessary Authorized Participant Agreements

●	Maintain virtual library of all Authorized Participant Agreements and supporting documents which can be accessed via SS&C client portal under distributor/selling agreements, which provides e-mail notifications when Authorized Participant Agreements are completed

●	Prior to SEC submission, complementary review of new 485APOS and 485BPOS filings for new Funds listed under the Trust as it relates to the distributor and creation/redemption order procedures

Authorized Participant Due Diligence and Oversight Services

●	Review each Authorized Participant in accordance with SS&C Authorized Participant Oversight Program

●	Deliver quarterly reporting detailing due diligence activity associated with your network, including risk ratings of each Authorized Participant firm

EXCHANGE-TRADED FUND SERVICES

(a)       The Trust grants to ALPS the exclusive right to receive all orders for purchases of Creation Units of each Fund from Authorized Participants which have entered into an Authorized Participant Agreement with ALPS, and accepted by the Transfer Agent, in accordance with the Offering Documents and to transmit such orders to the Trust in accordance with the Offering Documents; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the Offering Documents. The Trust acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

(b)       ALPS agrees to: (i) act as agent of the Trust with respect to the continuous distribution of Creation Units of the Trust as set forth in the Offering Documents and in accordance with the provisions thereof; (ii) generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participants; (iii) deliver copies of the prospectus to Authorized Participants of such Creation Units and upon request the statement of additional information; and (iv) maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

Exhibit (e)(6)

(c)       At the request and direction of the Trust or Adviser, ALPS enters into Authorized Participant Agreements in connection with the sale of Creation Units. To the extent applicable, ALPS will not be obligated to make payments to any such Authorized Participants unless ALPS has received an authorized payment from the applicable Fund, if subject to a distribution plan or other such plan approved by the Trust’s Board of Trustees, and/or the applicable Fund’s investment adviser. In addition, to the extent that ALPS is requested or required by the Trust or Adviser to enter into Authorized Participant Agreements on behalf of the Trust, ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) ALPS Associates shall not be liable to the Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses determined by a court of competent jurisdiction to have arisen out of the gross negligence, willful misconduct or fraud of ALPS or reckless disregard in the performance of ALPS’s duties or obligations under such Authorized Participation Agreement. Except with respect to out-of-pocket expenses and judgments awarded against and payable by a Party resulting from a Third Party Claim for which that Party is entitled to indemnification under this Section (c) by the other Party, under no circumstances shall any Party be liable to any other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including reasonable legal fees and costs to enforce this provision) that ALPS and ALPS Associates suffer, incur, or pay as a result of any Claim or Third Party Claim. ALPS shall indemnify, defend and hold harmless the Trust Associates from and against direct Losses that the Trust Associates suffer, incur, or pay as a result of any Claim or Third Party Claim to the extent arising out of ALPS’ gross negligence, willful misconduct or fraud or reckless disregard in the performance of ALPS’ duties or obligations under such Authorized Participation Agreement. Any expenses (including reasonable legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trust upon receipt by Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The Parties agree that the fees of reputable counsel shall be deemed reasonable. The Parties agree that no Trust Associate has waived its rights in connection with this Amendment and the terms and conditions of this Amendment under applicable federal or state securities laws.

“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

“Claim” means any Action arising out of the subject matter of, or in any way related to, an Authorized Participation Agreement, its formation or the services rendered under such Authorized Participation Agreement.

“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

“Trust Associates” means the Trust and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, delegates, successors or assigns.

Exhibit (e)(6)

(i)  ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate orders of Creation Units through Authorized Participants in accordance with the procedures set forth in the applicable Offering Documents and the Authorized Participant Agreements.

(ii) ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Trust and related promotional activities, in the forms as approved by the Board of Trustees of the Trust. The Trust shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Trust (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Trust with FINRA.

(d)       To the extent applicable, ALPS agrees to administer the Trust’s distribution plan on behalf of the Trust. ALPS shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Trust’s Rule 12b-1 Plan and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Trust at least quarterly.

(e)       All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the Offering Documents, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(f)        If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Trust, upon due notice to ALPS, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(h)       ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the Offering Documents or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use.

(i)        At the request of the Trust, ALPS shall enter into agreements, in the form specified by the Trust, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the Offering Documents.

(j)        ALPS agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(k)       ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

Exhibit (e)(6)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.